Execution Copy

AGREEMENT

AGREEMENT made and entered into by and between Riddell Bell Holdings, Inc. (“Holdings” or the “Company”), which has a principal place of business in Irving, Texas, and Jeffrey Gregg of Dallas, Texas (the “Executive”), effective as of the 1st day of April, 2005.

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Holdings and the Executive agree as follows:

1. Employment. Subject to the terms and conditions set forth in this Agreement, the Company hereby offers, and the Executive hereby accepts, employment.

2. Term. Subject to earlier termination as hereafter provided, the Executive’s employment hereunder shall be for a term of one year, commencing as of April 1, 2005 (the “Start Date”), and shall automatically renew thereafter for successive terms of one year each. The term of this Agreement, as from time to time renewed, is hereafter referred to as “the term of this Agreement” or “the term hereof.”

3. Capacity and Performance.

(a) During the term hereof, the Executive shall serve the Company as its Executive Vice President and Chief Financial Officer (“CFO”). In addition, and without further compensation, the Executive shall serve as Chief Operating Officer (“COO”) of Bell Sports (Asia) Ltd. for such period or periods during the term hereof as the Company shall determine. Further, and without further compensation, the Executive shall serve as a director and/or officer of one or more of the organizations within the Riddell Group (as defined in Section 14 hereof) if so elected or appointed from time to time. The Executive shall report to the Chief Executive Officer of the Company (the “CEO”).

(b) During the term hereof, the Executive shall be employed by the Company on a full-time basis and shall have overall responsibility for the financial operations of the Company and for the consolidated financials for its direct and indirect subsidiaries (the “Subsidiaries”), with direct reporting as assigned from time to time by the CEO or the Board of Directors of the Company (the “Board”), initially to include at least Finance, Legal, IT, Quality Control and, for such period as the Executive is COO thereof, Bell Sports (Asia) Ltd. The Executive shall perform the duties and responsibilities of such positions and such other duties, reasonably consistent with his positions, as may be assigned to him from time to time by the CEO or the Board. The assignment of the Executive as COO of Bell Sports (Asia) Ltd. will be reviewed by the Company at the sooner of the first anniversary of the Start Date or the occurrence of a major change at the Company such as, by way of example, an acquisition. The Company may elect to remove such assignment from the Executive at the time of such review or thereafter and a removal of the Executive’s assignment as COO of Bell Sports (Asia) Ltd. or other responsibilities secondary to his role as CFO of the Company shall not constitute Good Reason, as hereafter defined.

(c) Subject to business travel as necessary or desirable for the performance of the Executive’s duties and responsibilities hereunder, the Employee’s primary worksite during the term hereof shall be located in the greater Dallas (Texas) metropolitan area.

(d) During the term hereof, the Executive shall devote his full business time and best efforts, business judgment, skill and knowledge exclusively to the advancement of the business and interests of the Riddell Group and to the discharge of his duties and responsibilities hereunder. During the term of this Agreement, except as otherwise expressly approved in advance by the Board, the Executive shall not (i) engage in any other business activity or (ii) serve in any industry, trade, professional, governmental or academic position if such service, individually or in the aggregate, would detract from the Executive’s ability to perform his duties and responsibilities hereunder or give rise to a conflict of interest, it being agreed that if the Board subsequently determines that such service does detract from Executive’s performance or give rise to such a conflict, the Executive shall cease such service.

4. Compensation and Benefits. As compensation for all services performed by the Executive under and during the term hereof and subject to performance of the Executive’s duties and of the obligations of the Executive to the Riddell Group, pursuant to this Agreement or otherwise:

(a) Base Salary. Initially during the term hereof, the Company shall pay the Executive a base salary at the rate of Three Hundred Thousand Dollars ($300,000) per annum, payable in accordance with the payroll practices of the Company for its executives and, commencing in January, 2006, subject to annual review by the Compensation Committee of the Board (the “Compensation Committee”), with any increase being in the discretion of the Board or, if so delegated, the Compensation Committee. Such base salary, as from time to time increased, is hereafter referred to as the “Base Salary.”

(b) Bonus Compensation.

(i) Annual Bonus. During the term of this Agreement, the Executive shall be eligible to participate in the Company’s executive incentive plan for the combined business of Riddell and Bell (as those terms are defined in Section 14 below) in accordance with the terms of that plan and this Section 4(b)(i) which, in the event of any inconsistency with the plan, shall govern. The Executive shall have a target bonus under that plan equal to 75 % of Base Salary and shall be entitled to additional bonus compensation equal to 20% of Base Salary for performance of 10% or more above plan (i.e., a total bonus opportunity equal to 95% of Base Salary). Compensation awarded the Executive under the executive incentive plan is referred to hereafter as the “Annual Bonus.” The amount of the Annual Bonus shall be determined by the Board or, if so delegated, the Compensation Committee, based on its assessment of the achievement of the executive incentive plan goals. Except as otherwise provided in Section 5 hereof, the Executive must be employed on the last day of a fiscal year in order to be eligible to earn an Annual Bonus for that fiscal year.

(ii) Special Bonuses. In addition to any Annual Bonuses earned and payable under Section 4(b)(i) above,

(A) For the Company’s 2005 fiscal year, the Executive shall be eligible to earn a one-time bonus with a target of 33 1/3% of Base Salary, subject to his continued employment throughout the fiscal year. The amount of this special bonus shall be determined by the Compensation Committee based on its assessment of the performance of (i) the Company’s powersport helmet and accessory line at mass retailers and (ii) the overall mass business unit.

(B) The Compensation Committee in its discretion may grant the Executive a one-time bonus, in cash or equity, based on its assessment of his performance in connection with an initial public offering, a significant refinancing or sale of the Company during the term hereof.

(c)	Equity Participation.

(i) During the term hereof, the Executive shall be eligible to participate in the Riddell Holdings, LLC equity incentive plan for the combined business of Riddell and Bell (the “Equity Incentive Plan”), in accordance with the terms thereof.

(ii) If the Executive’s employment hereunder is terminated by the Company other than for Cause in accordance with Section 5(d) hereof, or the Executive terminates his employment hereunder for Good Reason in accordance with Section 5(e) hereof, in each case during the second half of any calendar year, all EBITDA Performance Units and all Earn-Back Units that are eligible for vesting in the year of termination shall vest upon the achievement of the respective EBITDA targets for such year and all Time Units that are eligible for vesting in the year of termination shall vest upon such termination.

(iii) Upon the termination of the Executive’s employment by the Company other than for Cause in accordance with Section 5(d) hereof or the Executive’s termination of his employment for Good Reason in accordance with Section 5(e) hereof or in the event of the termination of the Executive’s employment as a result of death or disability pursuant to Section 5(a) or Section 5(b) respectively, the Executive shall have the right to sell to Riddell Holdings, LLC, and Riddell Holdings LLC shall have the obligation to purchase, the Executive’s vested Units at a price equal to the Fair Market Value of the Units (the “Put Right”); provided that EBITDA for the Company was at least Fifty-Five Million Dollars ($55,000,000) during the most recently completed fiscal year and was growing at a rate of at least five percent (5%) per year following the Company’s 2005 fiscal year. If the foregoing EBITDA and growth rate targets were not met for such most recently completed fiscal year, but are met for the fiscal year during which such termination of employment occurs, then the Executive may exercise the Put Right during the thirty (30) day period following the date of issuance of the Company’s financial statements with an unqualified audit opinion for such fiscal year. The Executive is free to make inquiries as to the timing of such date of issuance and the Company will respond to such inquiries in a timely manner.

(iv) Any capitalized term contained in clause (ii) or clause (iii) of this Section 4(c) or in Section 4(d) below, or in the definition of “Change of Control” set forth in Section 14 hereof, which are not defined in this Agreement shall have the meaning ascribed to that term in the Equity Incentive Plan. Except as expressly provided in clauses (ii) and (iii) of this Section 4(c), the Executive’s rights and obligations, and those of Riddell Holdings, LLC and its Affiliates, with respect to its securities (including without limitation at the time the Executive’s employment is terminated under Section 5 hereof) shall be governed by the terms of the Equity Incentive Plan.

(d) Equity Purchase. Prior to or contemporaneous with his execution and delivery of this Agreement,, the Executive shall purchase Class A Common Units of Riddell Holdings, LLC having an aggregate purchase price of $215,000, with the price per Unit being $1.4717 per Unit.

(e) Perquisites.

(i) During the term hereof, the Company shall provide the Executive a car allowance in the amount of $750 per month and shall reimburse the normal operating costs with respect to the car he uses for business purposes.

(ii) The Company will reimburse the Executive for the cost of his maintaining professional certifications and related continuing educational requirements, subject to documentation and substantiation reasonably required by the Company.

(iii) The Company will give consideration to funding some or all of the out-of-pocket costs incurred by the Executive in obtaining a Master of Business Administration degree, based on the Executive’s desires and the business needs of the Company and subject to the parties’ agreement on an acceptable payback schedule. Any such funding is subject to approval of the Board, however; and any funding so approved will be conditioned on the Executive’s continued active employment under this Agreement and will cease no later than the date the Executive’s employment with the Company terminates.

(f) Vacations. During the term hereof, the Executive shall be entitled to four (4) weeks of vacation per year, to be taken at such times and intervals as shall be determined by the Executive, subject to the reasonable business needs of the Company and with the approval of the CEO. Provided that the Company’s vacation policy is based on a calendar or fiscal year or the employee’s anniversary year, the Executive shall be entitled to carry forward a maximum of two weeks of unused vacation time from one such year to the next. Vacation shall otherwise be governed by the policies of the Company, as in effect from time to time.

(g) Other Benefits. During the term hereof, the Executive shall be entitled to participate in any and all employee benefit plans from time to time in effect for executives of the Company generally, except to the extent such plans are duplicative of a benefit otherwise provided to the Executive under this Agreement (e.g., severance pay). Such participation shall be subject to the terms of the applicable plan documents and generally applicable Company policies.

(h) Business Expenses. The Company shall pay or reimburse the Executive for all reasonable, customary and necessary business expenses incurred or paid by the Executive in the performance of his duties and responsibilities hereunder, subject to any maximum annual limit and other restrictions on such expenses set by the Board and to such reasonable substantiation and documentation as may be specified by the Company from time to time.

5. Termination of Employment and Severance Benefits. Notwithstanding the provisions of Section 2 hereof, the Executive’s employment hereunder shall terminate prior to the expiration of the term hereof under the following circumstances:

(a) Death. In the event of the Executive’s death during the term hereof, the Executive’s employment hereunder shall immediately and automatically terminate. In such event, the Company shall pay promptly to the beneficiary designated by the Executive in writing or, if none has been so designated, to his estate, (i) Base Salary earned but not paid through the date of termination, (ii) pay for any vacation earned but not used through the date of termination, (iii) any Annual Bonus earned but unpaid for the fiscal year preceding that in which termination occurs and (iv) any business expenses incurred by the Executive but un-reimbursed on the date of termination, provided that such expenses and required substantiation and documentation are submitted within sixty (60) days of termination and that such expenses are reimbursable under Company policy (all of the foregoing, “Final Compensation”). In addition, the Company shall pay to the beneficiary designated by the Executive in writing or, if none, his estate, an Annual Bonus for the fiscal year in which termination occurs, determined by multiplying the Annual Bonus the Executive would have received had he continued employment through the last day of the fiscal year by a fraction, the numerator of which is the number of days he was employed during the fiscal year, through the date of termination, and the denominator of which is 365 (a “Pro-Rated Annual Bonus”). Such Annual Bonus will be payable at the time annual bonuses are paid to Company executives generally under its executive incentive plan.

(b) Disability.

(i) The Company may terminate the Executive’s employment hereunder, upon notice to the Executive, in the event that the Executive becomes disabled during his employment hereunder through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform, in any material respect, his duties and responsibilities hereunder, notwithstanding the provision of any reasonable accommodation, for one hundred and eighty (180) days during any period of three hundred and sixty-five (365) consecutive calendar days. In the event of such termination, the Company promptly shall provide the Executive Final Compensation and, provided that the Executive signs and returns an effective and timely release of claims in the form attached to this Agreement and marked Exhibit A (the “Release”), the Company shall pay the Executive a Pro-Rated Annual Bonus for the fiscal year in which termination occurs, payable at the time annual bonuses are paid to Company executives generally under its executive incentive plan.

(ii) The Board may designate another employee to act in the Executive’s place during any period of the Executive’s disability. Notwithstanding any such designation, the Executive shall continue to receive the Base Salary in accordance with Section 4(a), perquisites in accordance with Section 4(e)(i) and 4(e)(ii) and benefits in accordance with Section 4(g), to the extent permitted by the then-current terms of the applicable benefit plans, until the Executive becomes eligible for disability income benefits under the Company’s disability income plan or until the termination of his employment, whichever shall first occur. While receiving disability income payments under the Company’s disability income plan, the Executive shall not be entitled to receive any Base Salary under Section 4(a) hereof, but shall continue to receive perquisites in accordance with Section 4(e)(i) and 4(e)(ii) hereof and to participate in Company benefit plans in accordance with Section 4(g) and the terms of such plans, until the termination of his employment.

(iii) If any question shall arise as to whether during any period the Executive is disabled through any illness, injury, accident or condition of either a physical or psychological nature so as to be unable to perform, in any material respect, his duties and responsibilities hereunder, the Executive may, and at the request of the Company shall, submit to a medical examination by a physician selected by the Company to whom the Executive or his duly appointed guardian, if any, has no reasonable objection to determine whether the Executive is so disabled and such determination shall for the purposes of this Agreement be conclusive of the issue. If such question shall arise and the Executive shall fail to submit to such medical examination, the Company’s determination of the issue shall be binding on the Executive.

(c) By the Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause at any time upon notice to the Executive setting forth in reasonable detail the nature of such Cause. The following, as determined by the Board, shall constitute Cause for termination: (i) the Executive’s failure to perform (other than by reason of disability), or his material negligence in the performance of, his duties and responsibilities to the Company or any of its Subsidiaries which remains uncured or recurs after ten (10) days’ notice from the Company specifying in reasonable detail the nature of such failure or negligence; (ii) the Executive’s breach of a fiduciary duty owed to the Company or any of the Riddell Group, including without limitation any breach or violation of Section 7, 8 or 9 of this Agreement; (iii) material breach by the Executive of any other provision of this Agreement or of any other agreement with the Company or any of its Affiliates; provided that, if subject to cure in the reasonable judgment of the Board, such breach has remained uncured or has recurred after ten (10) business days’ notice from the Company specifying in reasonable detail the nature of such breach; (iv) fraud, embezzlement or other dishonesty with respect to the Company or any of its Affiliates, provided that, with respect to such other dishonesty, the dishonesty is not de minimis and has an adverse effect on the Company or one of its Affiliates; (v) being arrested or charged with a felony or with another crime involving moral turpitude; or (vi) if any restatement of the Company’s audited financial statements shall occur or the Company’s auditors shall require an adjustment to current year financials then being audited, which would result in a greater than 10% decrease to the Company’s EBITDA for any fiscal year and would also require a waiver or amendment of the Company’s credit agreement with its senior lenders; provided, however, that no such restatement or adjustment shall be Cause hereunder to the extent that it (A) pertains to or results from Company business conducted prior to the Start Date, (B) pertains to or results from a change in accounting standards or methods either required to be adopted by the Company under generally accepted accounting principles or voluntarily adopted by the Company under generally accepted accounting principles or (C) is determined by the Board, in the exercise of its sole discretion, not to constitute Cause hereunder and so acknowledged by the Board in writing to the Executive.

(d) By the Company other than for Cause. The Company may terminate the Executive’s employment hereunder other than for Cause at any time upon notice to the Executive. In the event of such termination, in addition to Final Compensation, (i) the Company shall pay the Executive a Pro-Rated Annual Bonus for the fiscal year in which termination occurs, payable at the time annual bonuses are paid to Company executives generally under its executive incentive plan or, if later, on the tenth (10th) business day following the later of the effective date of the Release or the date it is received by the Chair of the Board on behalf of the Company; (ii) the Company shall provide the Executive severance pay equal to twelve (12) months’ Base Salary, payable in monthly installments and without offset for other earnings; (iii) subject to the exercise by the Executive and his eligible beneficiaries of their rights under the federal law known as COBRA to continue participation in the Company’s group health and dental plans following termination of his employment hereunder, the Company shall pay the premium cost of such health and dental plan participation until the soonest to occur of (A) the expiration of twelve (12) months following the date of termination; (B) the date the Executive becomes eligible to enroll in the health plan of a new employer or (C) the date the Executive ceases to be eligible for continued participation under COBRA; (iv) the Company shall continue, and shall pay the premium cost of, the Executive’s participation in its group life insurance plan for the period of twelve (12) months following the date of termination or, if coverage is unavailable to Executive and provided that he is insurable at normal rates, the Company, for twelve (12) months following the date of termination, shall pay the premium cost of term life insurance for the Executive with the same face amount as his coverage under the Company’s group life insurance plan at the time his employment terminated; (v) the Company shall continue to pay the Executive monthly, for the period of twelve (12) months following the date of termination, an automobile allowance in the same amount that he was receiving as of the date of termination and, during that twelve (12) month period will continue reimbursement of normal operating costs and (vi) the Company will pay the cost of outplacement services for the Executive for twelve (12) months following termination or, if less, until the Executive obtains other employment. Any obligation of the Company to the Executive hereunder, other than for Final Compensation, is conditioned, however, upon the Executive signing and returning a timely and effective Release.

(e) By the Executive for Good Reason. The Executive may terminate his employment hereunder for Good Reason upon notice to the Company setting forth in reasonable detail the nature of such Good Reason. For purposes of this Agreement, “Good Reason” shall mean, without the Executive’s consent, the occurrence of any one or more of the following events: (i) failure of the Company to retain the Executive as an Executive Vice President and Chief Financial Officer or to assign him duties and responsibilities which, in the aggregate, are materially consistent with his position as Executive Vice President and Chief Financial Officer, which, in the case of any such failure to assign, is not cured within ten (10) days after notice from the Executive specifying in reasonable detail the nature of the failure; (ii) material breach of this Agreement by the Company which is not cured within ten (10) days after notice from the Executive specifying in reasonable detail the nature of such breach; (iii) relocation of the Executive’s principal place of employment with the Company outside the Greater Dallas (Texas) metropolitan area; or (iv) a reduction in the Executive’s salary or his annual bonus opportunity under the executive incentive plan which is not cured within ten (10) days after notice from the Executive specifying the nature of the reduction. In the event of termination in accordance with this Section 5(e), the Executive will be entitled to the same pay and benefits he would have been entitled to receive had the Executive’s employment been terminated by the Company other than for Cause in accordance with Section 5(d) above; provided that the Executive satisfies all conditions to such entitlement, including without limitation the signing and return of a timely and effective Release.

(f) By the Executive Other than for Good Reason. The Executive may terminate his employment hereunder at any time upon sixty (60) days’ notice to the Company. In the event of termination of the Executive pursuant to this Section 5(f), the Board may elect to waive the period of notice, or any portion thereof, and, if the Board so elects, the Company will pay the Executive his Base Salary for the notice period (or for any remaining portion of the period).

(g) A Change of Control. The occurrence of a Change of Control (as hereafter defined) in and of itself shall not constitute a basis for termination by the Executive for Good Reason; nor shall such occurrence in and of itself constitute a termination by the Company other than for Cause.

6. Effect of Termination. The provisions of this Section 6 shall apply to any termination of the Executive’s employment under this Agreement, whether pursuant to Section 5 or otherwise.

(a) Provision by the Company of Final Compensation and any other pay and/or benefits and/or perquisites to which the Executive is entitled under the applicable termination provision of Section 5 shall constitute the entire obligation of the Company to the Executive. The Executive shall promptly give the Company notice of all facts necessary for the Company to determine the amount and duration of its obligations in connection with any termination pursuant to Section 5(d) or 5(e) hereof.

(b) Except for medical and dental plan and group life insurance plan participation continued in accordance with Section 5(d) or 5(e) hereof, the Executive’s participation in Company benefit plans shall terminate pursuant to the terms of the applicable plan documents based on the date of termination of the Executive’s employment without regard to any continuation of Base Salary or other payment to the Executive following such date of termination. For the avoidance of doubt, the parties acknowledge and agree that the foregoing sentence shall not apply to the automobile allowance and related cost reimbursement contemplated by Section 5(d)(v) of this Agreement or to the outplacement services contemplated by Section 5(d)(vi) of this Agreement.

(c) Provisions of this Agreement shall survive any termination if so provided herein or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation the obligations of the Executive under Sections 7, 8 and 9 hereof. The obligation of the Company to make payments to or on behalf of the Executive under Section 5(d) or 5(e) hereof is expressly conditioned upon the Executive’s continued full performance of obligations under Sections 7, 8 and 9 hereof. The Executive recognizes that, except as expressly provided in Section 5(d) or 5(e) or Section 5(f) (with respect to Base Salary for any notice period waived), no compensation is earned after termination of employment.

7. Confidential Information.

(a) The Executive acknowledges that the Company and its Affiliates continually develop Confidential Information (as hereafter defined); that the Executive may develop Confidential Information for the Company or its Affiliates; and that the Executive may learn of Confidential Information during the course of employment. The Executive will comply with the policies and procedures of the Company and its Affiliates for protecting Confidential Information and shall not disclose to any Person or use, other than as required by applicable law or for the proper performance of his duties and responsibilities to the Company and its Affiliates, any Confidential Information obtained by the Executive incident to his employment or other association with the Company or any of its Affiliates. The Executive understands that this restriction shall continue to apply after his employment terminates, regardless of the reason for such termination.

(b) All documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company or any of its Affiliates and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by the Executive, shall be the sole and exclusive property of the Company and its Affiliates. The Executive shall safeguard all Documents and shall surrender to the Company at the time his employment terminates, or at such earlier time or times as the Board or its designee may specify, all Documents and all other property of the Company and its Affiliates then in the Executive’s possession or control.

8. Assignment of Rights to Intellectual Property. The Executive shall promptly and fully disclose all Intellectual Property (as hereafter defined) to the Company. The Executive hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) the Executive’s full right, title and interest in and to all Intellectual Property. The Executive agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. The Executive will not charge the Company for time spent in complying with these obligations. All copyrightable works that the Executive creates during the course of his employment by the Company and which pertains to the business of the Company or any of the other members of the Riddell Group or makes use of Confidential Information shall be considered “work made for hire” and, upon creation, shall be owned exclusively by the Company. In addition, it is agreed that during his employment by the Company the Executive shall not publish any work that disparages the Company or its Affiliates, their management or their business or the Products.

9. Restricted Activities. The Executive agrees that some restrictions on his activities during and after his employment are necessary to protect the goodwill, Confidential Information and other legitimate interests of the Company and its Affiliates:

(a) While the Executive is employed by the Company and for the period of twelve (12) months immediately following termination of his employment (in the aggregate, the “Non-Competition Period”), the Executive shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, compete with the Company or any of its Subsidiaries anywhere in the world. Specifically, but without limiting the foregoing, the Executive agrees not to engage in any manner in any activity that is directly or indirectly competitive or potentially competitive with the business of the Company or any of its Subsidiaries as conducted or under consideration at any time during the Executive’s employment or to provide services in any capacity to a Person which is a competitor of the Company or any of its Subsidiaries.

(b) The Executive further agrees that during the Non-Competition Period, he will not hire or attempt to hire any employee of the Company or any of its Subsidiaries; assist in such hiring by any Person; encourage any such employee to terminate his or her relationship with the Company or any of its Subsidiaries; or solicit or encourage any customer or vendor of the Company or any of its Subsidiaries to terminate or diminish its relationship with them, or, in the case of a customer, to conduct with any Person any business or activity which such customer conducts or could reasonably be expected to conduct with the Company or any of its Subsidiaries. Notwithstanding anything to the contrary in the foregoing sentence, following any termination of the Executive’s employment hereunder, other than a termination under Section 5(c) hereof for Cause, the Executive shall not be in breach of this Section 9(b) if he or another Person hires a former employee of the Company or any of its Subsidiaries provided that the employment of such employee with the Company and any of its Subsidiaries has ended prior to the termination of the Executive’s employment hereunder and such employee sought such employment with the Executive or other Person on an unsolicited basis (meaning without solicitation before or after termination of the employment of the employee or the Executive).

10. Enforcement of Covenants. The Executive acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon him pursuant to Sections 7, 8 and 9 hereof. The Executive agrees that those restraints are necessary for the reasonable and proper protection of the Company and its Affiliates and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. The Executive further acknowledges that, were he to breach any of the covenants contained in Sections 7, 8 or 9 hereof, the damage to the Company and its Subsidiaries would be irreparable. The Executive therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the Executive of any of said covenants, without having to post bond. The parties further agree that, in the event that any provision of Section 7, 8 or 9 hereof shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

12. Conflicting Agreements. The Executive hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which the Executive is a party or is bound and that the Executive is not now subject to any covenants against competition or similar covenants or any court order or other legal obligation that would affect the performance of his obligations hereunder. The Executive will not disclose to or use on behalf of the Company any proprietary information of a third party without such party’s consent.

13. Indemnification. During the term hereof, the Executive shall have the same rights of indemnification and contribution under the Company’s articles of incorporation and by-laws as are provided to other Company executives generally and, following termination of his employment, the same such rights as are provided to other former Company executives generally. To the extent that the Company elects to maintain directors and officers insurance, the Executive shall be provided during his employment hereunder the same coverage as other Company executives generally and, following termination of his employment, the same coverage as other former Company executives generally. The Executive agrees promptly to notify the Company of any actual or threatened claim arising out of or as a result of his employment or offices with the Company or any of its Subsidiaries.

14. Definitions. Words or phrases which are initially capitalized or are within quotation marks shall have the meanings provided in this Section and as provided elsewhere herein. For purposes of this Agreement, the following definitions apply:

(a) “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the entity specified, where control may be by management authority or equity interest.

(b) “Bell” means Bell Sports, Inc. and its Affiliates.

(c) “Change of Control” means the occurrence after the Start Date of (a) any change in the ownership of the equity capital of Riddell Holdings, LLC (the “Common Units”) if, immediately after giving effect thereto, (i) the Investors and their Affiliates will hold, directly or indirectly, less than 50% of the Common Units held by the Investors and their Affiliates as of the Closing or (ii) any Person other than the Investors and their Affiliates will hold, directly or indirectly, greater than 50% of the outstanding Common Units of Riddell Holdings, LLC; or (b) any sale or other disposition of all or substantially all of the assets of Riddell Holdings, LLC (including, without limitation, by way of a merger or consolidation or through the sale of all or substantially all of the stock or membership interests of its Subsidiaries or sale of all or substantially all of the assets of Riddell Holdings LLC and its direct and indirect subsidiaries, taken as a whole) to another Person (the “Change of Control Transferee”) if, immediately after giving effect thereto, any Person (or group of Persons acting in concert) other than the Investors and their Affiliates will have the power to elect a majority of the members of the board of managers or board of directors (or other similar governing body) of the Change of Control Transferee.

(c) “Closing” means the closing of the acquisition of Bell Sports Corp. on September 30, 2004 pursuant to the Agreement and Plan of Merger by and among the Company, Riddell Holdings, LLC, Bell Sports Corp. and certain other parties named therein.

(d) “Confidential Information” means any and all information of the Company and its Affiliates that is not generally known by those with whom the Company or any of its Affiliates competes or does business, or with whom the Company or any of its Affiliates plans to compete or do business, including without limitation (i) information related to the products and services, technical data, methods, processes, know-how and inventions of the Company and its Affiliates, (ii) the development, research, testing, marketing and financial activities and strategic plans of the Company and its Affiliates, (iii) the manner in which they operate, (iv) their costs and sources of supply, (v) the identity and special needs of the customers and prospective customers of the Company and its Affiliates and (vi) the persons and entities with whom the Company and its Affiliates have business relationships and the nature and substance of those relationships. Confidential Information also includes any information that the Company or any of its Affiliates may receive or has received from customers, subcontractors, suppliers or others, with any understanding, express or implied, that the information would not be disclosed. Confidential Information does not include information that enters the public domain, other than through a breach by the Executive, or a breach by another Person whom the Executive knew, or reasonable should have known, had an obligation of confidentiality to the Company or one of its Affiliates.

(e) “Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by the Executive (whether alone or with others, whether or not during normal business hours or on or off Company premises) during the Executive’s employment that relate to either the Products or any prospective activity of the Company or any of its Subsidiaries or any parent of the Company or that make use of Confidential Information.

(f) “Investors” means all Unit-holders of Riddell Holdings, LLC as of the date of this Agreement, including without limitation Fenway Partners, Inc., American Capital Strategies Ltd., Antares Capital Corporation, Bell Sports Holdings, LLC, Bell Sports 2001, LLC, Bell Sports 2001 Coinvestors, LLC, Bell Sports 2001 Investments, LLC and any and all Affiliates of each of the foregoing.

(g) “Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company or any of its Affiliates.

(h) “Products” mean all products planned, researched, developed, tested, manufactured, sold, licensed, leased or otherwise distributed or put into use by the Company or any of the other members of the Riddell Group, together with all services provided or planned by the Company or any of the other members of the Riddell Group, during the Executive’s employment.

(i) “Riddell Group” means Riddell Holdings, LLC and any and all parents and direct and indirect subsidiaries thereof.

15. Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

16. Assignment. Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the consent of the Executive in the event the Company shall hereafter affect a corporate reorganization, consolidate with, or merge into, any Person or transfer all or substantially all of its properties or assets to any Person. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

17. Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

18. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

19. Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person, consigned to a reputable national courier or deposited in the United States mail, postage prepaid, registered or certified, and addressed to the Executive at his last known address on the books of the Company or, in the case of the Company, to it c/o Mark R. Genender, Fenway Partners, Inc., 11111 Santa Monica Boulevard, Suite 1470, Los Angeles, CA 90025, with a copy to Aron Schwartz, Fenway Partners, Inc., 152 W. 57th St., 59th Floor, New York, NY 10019 or to such other address as either party may specify by notice to the other actually received.

20. Entire Agreement. This Agreement contains the entire agreement of the parties, and supersedes all prior agreements, with respect to the Executive’s employment and all related matters, including without limitation any and all agreements with the Company, Bell Sports Corp. or any of the Company’s other Affiliates with respect to the Executive’s rental housing in Dallas and/or the sale of his house in Atlanta, Georgia, but excluding any and all agreements between the Executive and Riddell Holdings, LLC regarding his equity participation therein, which shall remain in full force and effect, other than to the extent inconsistent with the provisions of Section 4(c) hereof.

21. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a expressly authorized representative of the Board.

22. Headings. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

23. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

24. Governing Law. This is a Texas contract and shall be construed and enforced under and be governed in all respects by the laws of the State of Texas, without regard to the conflict of laws principles thereof.

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IN WITNESS WHEREOF, this Agreement has been executed by the Company, by its duly authorized representative, and by the Executive, as of the date first above written.

THE EXECUTIVE:	THE COMPANY:
RIDDELL BELL HOLDINGS, INC.

_/s/ Jeffrey Gregg	By: /s/ Illegible

Jeffrey Gregg
Title:

Riddell Holdings, LLC shall be a party to this Agreement, but solely for the purposes of
Section 4(c) and Section 4(d) hereof.

RIDDELL HOLDINGS, LLC

By:      /s/ Illegible
Name:
Title:

EXHIBIT A

RELEASE OF CLAIMS

FOR AND IN CONSIDERATION OF the benefits to be provided me in connection with the termination of my employment, as set forth in the agreement between me and Riddell Bell Holdings, Inc. (the “Company”) dated as of April 1, 2005 (the “Agreement”), which are conditioned on my signing this Release of Claims and to which I am not otherwise entitled, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, I, on my own behalf and on behalf of my heirs, executors, administrators, beneficiaries, representatives and assigns, and all others connected with me, hereby release and forever discharge the Company and its Affiliates (as defined in the Agreement) and all of their respective past, present and future officers, directors, trustees, shareholders, employees, agents, general and limited partners, members, managers, joint venturers, representatives, successors and assigns, and all others connected with any of them, both individually and in their official capacities, from any and all causes of action, rights and claims of any type or description, known or unknown, which I have had in the past, now have, or might now have, through the date of my signing of this Release of Claims, including without limitation any causes of action, rights or claims in any way resulting from, arising out of or connected with my employment by the Company or any of its Affiliates or the termination of that employment or pursuant to any federal, state or local law, regulation or other requirement (including without limitation Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act and the fair employment practices laws of the state or states in which I have been employed by the Company or any of its Affiliates, each as amended from time to time).

Excluded from the scope of this Release of Claims is (i) any claim arising under the terms of the Agreement after the effective date of this Release of Claim and (ii) any right of indemnification or contribution that I have pursuant to the Articles of Incorporation or By-Laws of the Company or any of its Subsidiaries (as defined in the Agreement).

In signing this Release of Claims, I acknowledge my understanding that I may not sign it prior to the termination of my employment, but that I may consider the terms of this Release of Claims for up to twenty-one (21) days (or such longer period as the Company may specify) from the date my employment with the Company terminates. I also acknowledge that I am advised by the Company and its Affiliates to seek the advice of an attorney prior to signing this Release of Claims; that I have had sufficient time to consider this Release of Claims and to consult with an attorney, if I wished to do so, or to consult with any other person of my choosing before signing; and that I am signing this Release of Claims voluntarily and with a full understanding of its terms.

I further acknowledge that, in signing this Release of Claims, I have not relied on any promises or representations, express or implied, that are not set forth expressly in the Agreement. I understand that I may revoke this Release of Claims at any time within seven (7) days of the date of my signing by written notice to the Company c/o Mark R. Genender, Fenway Partners, Inc., 11111 Santa Monica Boulevard, Suite 1470, Los Angeles, CA 90025, with a copy to Aron Schwartz, Fenway Partners, Inc., 152 W. 57th St., 59th Floor, New York, NY 10019, or to such other address as the Company party may specify and that this Release of Claims will take effect only upon the expiration of such seven-day revocation period and only if I have not timely revoked it.

Intending to be legally bound, I have signed this Release of Claims as of the date written below.

Signature:

Jeffrey Gregg

Date Signed: